Exhibit 99.1

Stemline Therapeutics Reports First Quarter 2015 Financial Results

NEW YORK, May 11, 2015 (GLOBE NEWSWIRE) — Stemline Therapeutics, Inc. (Nasdaq:STML), a clinical stage biopharmaceutical company developing novel drugs targeting cancer stem cells (CSCs) and tumor bulk, today reported financial results for the quarter ended March 31, 2015.

Ivan Bergstein, M.D., Stemline’s Chief Executive Officer, commented, “Stemline continues to execute on its strategic goals of advancing its pipeline. We remain on track to complete the lead-in stage mid-year, and continue patient accrual, in our pivotal trial of blastic plasmacytoid dendritic cell neoplasm, BPDCN. We are also conducting clinical studies with SL-401 in additional hematologic indications including early and late stage acute myeloid leukemia and various myeloproliferative neoplasms, developing SL-701 in glioblastoma, and advancing SL-801, our novel XPO1 inhibitor, towards the clinic for both solid and hematologic cancers.” Dr. Bergstein concluded, “We remain financially well positioned to achieve our objective of building a leading commercial stage biopharmaceutical company.”

First Quarter 2015 Financial Results Review

Stemline ended the first quarter of 2015 with $115.8 million in cash, cash equivalents and investments, as compared to $58.6 million as of December 31, 2014. In the first quarter of 2015, the Company completed an equity offering raising $68.6 million in gross cash proceeds on the sale of 4.4 million common shares.

For the first quarter of 2015, Stemline had a net loss of $7.7 million, or $0.46 per share, compared with a net loss of $9.0 million, or $0.70 per share, for the same period in 2014.

Research and development expenses were $6.0 million for the first quarter of 2015, which reflects a decrease of $1.1 million, or 15%, compared with $7.1 million for the first quarter of 2014. The decrease in expenses during the current quarter was primarily attributable to the reduction in upfront costs related to the initiation of clinical trials and manufacturing, partially offset by an increase in costs related to the treatment of patients.

General and administrative expense expenses were $1.8 million for the first quarter of 2015, which reflects a decrease of $0.2 million, or 9%, compared with $2.0 million for the first quarter of 2014. This reduction in costs was primarily attributable to lower outside professional fees relating to legal, accounting and financial consulting services.

About Stemline Therapeutics

Stemline Therapeutics, Inc. is a clinical stage biopharmaceutical company developing novel therapeutics that target cancer stem cells (CSCs) and tumor bulk. Stemline is developing two clinical stage product candidates, SL-401 and SL-701, and a pipeline of preclinical candidates that includes SL-801. SL-401 is a targeted therapy directed to the interleukin-3 receptor (IL-3R) present on CSCs and tumor bulk of a wide range of hematologic cancers. Three multicenter clinical trials with SL-401 are currently open in seven indications. SL-401 is currently completing the lead-in stage of the pivotal trial in blastic plasmacytoid dendritic cell neoplasm (BPDCN). Clinical studies with SL-401 are also open in additional hematologic indications including acute myeloid leukemia (AML) in first complete remission (CR) with minimal residual disease (MRD), relapsed/refractory AML, and four types of advanced high-risk myeloproliferative neoplasms (MPN), including systemic mastocytosis, advanced symptomatic hypereosinophilic disorder, myelofibrosis, and chronic myelomonocytic leukemia. SL-701, an immunotherapy designed to activate the immune system to attack tumors, is being developed in adult patients with glioblastoma multiforme (GBM) in first recurrence. SL-801, a novel oral small molecule reversible inhibitor of XPO1, is currently being advanced toward investigational new drug (IND) filing for clinical development in solid and hematologic cancers. For more information about Stemline Therapeutics, visit www.stemline.com.

Forward-Looking Statements

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The factors that could cause our actual results to differ materially include: the success and timing of our preclinical studies and clinical trials, including site initiation, internal review board approval, scientific review committee approval, and patient accrual; our plans to develop and commercialize our product candidates; our available cash; our ability to obtain and maintain intellectual property protection for our product candidates; the ability of our product candidates to successfully perform in clinical trials; our ability to manufacture; the performance of third-party manufacturers, clinical research organizations, clinical trial sponsors and clinical trial investigators; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Contact

Investor Relations

Stemline Therapeutics, Inc.

750 Lexington Avenue

Eleventh Floor

New York, NY 10022

Tel: 646-502-2307

Email: investorrelations@stemline.com

Table 1. Stemline Therapeutics, Inc. - Balance Sheets

	March 31, 2015
	(Unaudited)	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$64,632,687	$25,007,217
Short-term investments	28,158,765	28,976,147
Prepaid expenses and other current assets	1,775,008	1,636,808
Total current assets	94,566,460	55,620,172
Furniture and fixtures, net	191,667	230,000
Long-term investments	23,009,311	4,644,820
Total assets	$117,767,438	$60,494,992
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$3,809,207	$4,473,842
Total current liabilities	3,809,207	4,473,842
Deferred grant revenue	486,570	607,999
Total liabilities	4,295,777	5,081,841
Stockholders’ equity:
Preferred stock $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding at March 31, 2015 and December 31, 2014	—	—
Common stock $0.0001 par value, 33,750,000 shares authorized at March 31, 2015 and December 31, 2014, 17,906,662 shares issued and outstanding at March 31, 2015 and 13,285,232 shares issued and outstanding at December 31, 2014	1,791	1,329
Additional paid-in capital	181,307,068	115,604,563
Accumulated other comprehensive income	36,006	3,000
Accumulated deficit	(67,873,204)	(60,195,741)
Total stockholders’ equity (deficit)	113,471,661	55,413,151
Total liabilities and stockholders’ equity (deficit)	$117,767,438	$60,494,992

Table 2. Stemline Therapeutics, Inc. - Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Grant revenue	$121,429	71,000
Operating expenses:
Research and development	6,035,487	$7,116,855
General and administrative	1,810,065	1,988,360
Total operating expenses	7,845,552	9,105,215
Loss from operations	(7,724,123)	(9,034,215)
Other income	900	—
Other expense	—	(7,923)
Interest income	45,760	42,212
Net loss	$(7,677,463)	$(8,999,926)
Net loss per common share:
Basic and Diluted	$(0.46)	$(0.70)
Weighted-average shares outstanding:
Basic and Diluted	16,582,226	12,875,228